                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

        INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (Amendment No. 1)*

                        Molecular Devices Corporation
                     ----------------------------------
                              (Name of Issuer)

                                   Common
                     ----------------------------------
                       (Title of Class of Securities)

                                 60851C107
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 5 Pages

CUSIP No. 60851C107                   13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Moshe Alafi
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  825
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  722,468
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  825
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  722,468
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     723,293
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     X
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 5 Pages

ITEM 1(A).  NAME OF ISSUER
            Molecular Devices Corporation
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            1311 Orleans Drive, Sunnyvale, CA
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            Moshe Alafi
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            P.O. Box 7338, Berkeley, CA 94707
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            United States
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            60851C107
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

         Not applicable.


ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        723,293
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        8.0%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              825
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              722,468
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              825
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              722,468
              -----------------------------------------------------------------

* Includes 402,840 shares beneficially owned by Alafi Capital Company, of which Mr. Alafi, a director of the Company, is the general partner and 319,628 shares beneficially owned by trusts for the benefit of Mr. Alafi's children, of which Mr. Alafi is the trustee.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.
-------------------------------------------------------------------------------

                              Page 3 of 5 Pages

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not applicable.
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not applicable.
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not applicable.
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not applicable.
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION
         Not applicable.
-------------------------------------------------------------------------------

                              Page 4 of 5 Pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       2/14/97
                                       ----------------------------------------
                                       Date

                                       /s/ Moshe Alafi
                                       ----------------------------------------
                                       Signature

                                       Moshe Alafi
                                       ----------------------------------------
                                       Name/Title

                              Page 5 of 5 Pages